Exhibit 99.1

News Release

CONTACTS:	Jeff Richardson (Investors) (513) 534-0983	FOR IMMEDIATE RELEASE January 22, 2008
Jim Eglseder (Investors) (513) 534-8424
Stephanie Honan (Media) (513) 534-6957

FIFTH THIRD BANCORP REPORTS 2007 EARNINGS OF $2.03

PER DILUTED SHARE

Earnings Highlights

	For the Three Months Ended					% Change
	December 2007	September 2007	June 2007	March 2007	December 2006	Seq	Yr/Yr
Net income (in millions)	$38	$325	$376	$359	$66	(88%)	(42%)
Common Share Data
Earnings per share, basic	0.07	0.61	0.69	0.65	0.12	(89%)	(42%)
Earnings per share, diluted	0.07	0.61	0.69	0.65	0.12	(89%)	(42%)
Cash dividends per common share	0.44	0.42	0.42	0.42	0.40	5%	10%
Financial Ratios
Return on average assets	0.14%	1.26%	1.49%	1.47%	0.25%	(89%)	(44%)
Return on average equity	1.6	13.8	15.7	14.6	2.6	(88%)	(38%)
Tangible equity	6.07	6.83	6.92	7.65	7.79	(11%)	(22%)
Net interest margin (a)	3.29	3.34	3.37	3.44	3.16	(1%)	4%
Efficiency (a)	72.4	60.3	55.3	57.0	82.9	20%	(13%)
Common shares outstanding (in thousands)	532,672	532,627	535,697	550,077	556,253	—	(4%)
Average common shares outstanding
(in thousands):
Basic	529,120	530,123	540,264	551,501	554,978	—	(5%)
Diluted	530,939	532,471	543,228	554,175	557,654	—	(5%)

(a)	Presented on a fully taxable equivalent basis

Fifth Third Bancorp today reported 2007 earnings of $1.1 billion, or $2.03 per diluted share, compared with $1.2 billion, or $2.13 per diluted share in 2006. Reported fourth quarter 2007 earnings were $38 million, or $0.07 per diluted share, compared with $325 million, or $0.61 per diluted share in the third quarter of 2007 and $66 million, or $0.12 per diluted share, for the same period in 2006. Reported results included a non-cash estimated charge of $155 million, both pre-tax and after-tax, or $0.29 per share, to lower the current cash surrender value of one of our Bank-Owned Life Insurance (“BOLI”) policies. Additionally, quarterly results included a non-cash charge of $94 million pre-tax, or $0.12 per share after-tax, related to Visa members’ indemnification of estimated future litigation settlements, as well as $8 million pre-tax, or $0.01 per share after-tax, in acquisition-related costs primarily associated with the acquisition of R-G Crown, which closed in early November.

As noted above, the BOLI charge is based on year-end estimated values provided by the insurance carrier and is subject to change based on receipt of audited December 31, 2007 valuation data. Our audited financial results, which we expect to file on Form 10-K in late February, will be based on the final audited valuation we anticipate receiving from the insurance carrier. If received prior to filing the Form 10-K, the final audited valuation could result in changes that would affect our reported earnings, earnings per share, and other financial measures reported in this release.

The following operating results on a non-GAAP basis exclude the impact of the above charges, the third quarter non-cash charge related to the Visa/American Express litigation settlement of $78 million pre-tax, or $0.10 per share after-tax, and the fourth quarter 2006 non-cash charges related to balance sheet actions of

$454 million pre-tax, or $0.52 per diluted share (comparisons are being provided to supplement an understanding of the fundamental trends). On an operating basis, 2007 full year earnings were $1.4 billion, or $2.54 per diluted share, compared with $1.5 billion, or $2.65 per diluted share in 2006. On the same basis, fourth quarter 2007 earnings were $260 million, or $0.49 per diluted share, compared with $376 million, or $0.71 per diluted share, in the third quarter of 2007, and $357 million, or $0.64 per diluted share, in the fourth quarter of 2006.

Visa has announced plans for an initial public offering and to fund litigation settlements from an escrow account to be funded by the IPO. When and if that occurs, we would expect to reverse the $172 million in litigation reserves we’ve recorded in addition to recording the gains that result from the IPO.

“Obviously, this has been a difficult quarter for the banking industry,” said Kevin T. Kabat, President and CEO of Fifth Third Bancorp. “Like others, we saw a fairly marked turn in credit performance during the quarter. And, while we have not had any significant market-related losses on structured securities, loans, or funds we manage for others, one of our BOLI insurance policies was invested in assets that experienced significant market declines due to widening credit spreads, which negatively impacted our reported results. Operating results continue to be relatively strong, in terms of loan and core deposit growth, net interest income growth, and noninterest income growth. However, the credit environment remains challenging, and we expect credit conditions and the performance of our loan portfolio to continue to deteriorate in the near term. This led to an increase in our loan loss reserves in the fourth quarter and, given current trends, we would expect that to continue in the near-term. We have been actively working over the past year to take steps to address areas of concern. These areas include home equity loans and, more generally, real estate loans, particularly in the upper Midwest and Florida.

As a lending institution, we know we will experience credit cycles and we expect them. It is our responsibility to ensure that we are prepared for them and that we have the balance sheet strength and earnings power to manage through them. Fortunately, Fifth Third is well-positioned on both counts, and we intend to continue to focus on executing on our strategic plans and capitalizing on opportunities presented by this environment.”

Income Statement Highlights

	For the Three Months Ended					% Change
	December 2007	September 2007	June 2007	March 2007	December 2006	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$785	$760	$745	$742	$744	3%	6%
Provision for loan and lease losses	284	139	121	84	107	105%	166%
Total noninterest income	576	722	707	648	219	(20%)	163%
Total noninterest expense	985	894	803	793	798	10%	23%

Income before income taxes (taxable equivalent)	92	449	528	513	58	(80%)	59%

Taxable equivalent adjustment	6	6	6	6	6	—	—
Applicable income taxes	48	118	146	148	(14)	(59%)	NM

Net income available to common shareholders (a)	38	325	375	359	66	(88%)	(42%)

Earnings per share, diluted	$0.07	$0.61	$0.69	$0.65	$0.12	(89%)	(42%)

(a)	Dividends on preferred stock are $.185 million for all quarters presented

	For the Three Months Ended					% Change
	December 2007	September 2007	June 2007	March 2007	December 2006	Seq Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,556	$1,535	$1,495	$1,466	$1,551	1%	—
Total interest expense	771	775	750	724	807	(1%)	(4%)

Net interest income (taxable equivalent)	$785	$760	$745	$742	$744	3%	6%

Average Yield
Yield on interest-earning assets	6.52%	6.74%	6.76%	6.79%	6.58%	(3%)	(1%)
Yield on interest-bearing liabilities	3.78%	4.04%	4.08%	4.07%	4.17%	(6%)	(9%)

Net interest rate spread (taxable equivalent)	2.74%	2.70%	2.68%	2.72%	2.41%	1%	14%

Net interest margin (taxable equivalent)	3.29%	3.34%	3.37%	3.44%	3.16%	(1%)	4%
Average Balances ($ in millions)
Loans and leases, including held for sale	$82,171	$78,244	$77,048	$75,861	$75,262	5%	9%
Total securities and other short-term investments	12,452	12,129	11,711	11,673	18,262	3%	(32%)
Total interest-bearing liabilities	80,977	76,070	73,735	72,148	76,769	6%	5%
Shareholders’ equity	9,447	9,324	9,599	9,970	10,150	1%	(7%)

Net Interest Income

Net interest income of $785 million on a taxable equivalent basis grew $25 million, or 3 percent, from the third quarter. The addition of R-G Crown contributed approximately 1 percent of the increase. Growth was driven by a 5 percent increase in earning assets, core deposit growth, and lower funding costs for both core deposits and wholesale borrowings resulting from lower market interest rates. These positive effects were partially offset by lower loan yields related to lower market interest rates, the reversal of previously recognized interest on higher nonperforming assets, and the issuance of $1.4 billion of trust preferred securities in the third and fourth quarters.

The net interest margin was 3.29 percent, down 5 bps from the third quarter. The addition of R-G Crown to the balance sheet reduced the margin by approximately 3 bps. The remaining reduction was primarily driven by the reversal of previously recognized interest on nonperforming assets and the effect of third and fourth quarter trust preferred issuances. The effect of market interest rates on loan yields, deposit rates, and wholesale borrowings largely offset one another.

Compared with the fourth quarter of 2006, net interest income increased $41 million, or 6 percent, and the net interest margin expanded 13 bps, primarily the result of the effect of the fourth quarter 2006 balance sheet actions.

Average Loans

	For the Three Months Ended					% Change
	December 2007	September 2007	June 2007	March 2007	December 2006	Seq	Yr/ Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial loans	$23,650	$22,183	$21,584	$20,908	$21,217	7%	11%
Commercial mortgage	11,497	11,041	11,008	10,566	9,929	4%	16%
Commercial construction	5,544	5,499	5,595	6,014	6,099	1%	(9%)
Commercial leases	3,692	3,698	3,673	3,658	3,760	—	(2%)

Subtotal - commercial loans and leases	44,383	42,421	41,860	41,146	41,005	5%	8%

Consumer:
Residential mortgage loans	9,943	8,765	8,490	8,830	8,886	13%	12%
Home equity	11,843	11,752	11,881	12,062	12,224	1%	(3%)
Automobile loans	9,445	10,853	10,552	10,230	9,834	(13%)	(4%)
Credit card	1,461	1,366	1,248	1,021	915	7%	60%
Other consumer loans and leases	1,099	1,138	1,174	1,127	1,168	(3%)	(6%)

Subtotal - consumer loans and leases	33,791	33,874	33,345	33,270	33,027	—	2%

Total average loans and leases (excluding held for sale)	$78,174	$76,295	$75,205	$74,416	$74,032	2%	6%
Average loans held for sale	3,998	1,950	1,843	1,445	1,229	105%	225%

Average loan and lease balances grew 2 percent sequentially and 6 percent from the fourth quarter of last year. R-G Crown contributed 1 percent of the sequential and the year-over-year growth, offsetting the effect of the transfer of auto loans to held for sale. Average commercial loans and leases grew 5 percent sequentially and 8 percent compared with the fourth quarter of 2006. Growth was primarily driven by commercial and industrial (C&I) lending, up 7 percent sequentially and 11 percent versus a year ago, reflecting solid production across our footprint. Commercial mortgage balances grew $456 million and commercial construction loans were up $45 million sequentially, primarily due to the addition of R-G Crown loan balances. Consumer loans and leases were flat sequentially and grew 2 percent compared with the fourth quarter of 2006. Excluding R-G Crown, comparisons with both periods reflect growth in residential mortgages, primarily jumbo mortgage, and credit card loans, offset by lower home equity originations and the transfer to loans held-for-sale of $1 billion in auto loans in each of the third and fourth quarters.

Average Deposits

	For the Three Months Ended					% Change
	December 2007	September 2007	June 2007	March 2007	December 2006	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$13,345	$13,143	$13,370	$13,185	$13,882	2%	(4%)
Interest checking	14,394	14,334	15,061	15,509	15,744	—	(9%)
Savings	15,616	15,390	14,620	13,689	12,812	1%	22%
Money market	6,363	6,247	6,244	6,377	6,572	2%	(3%)
Foreign office (a)	2,249	1,808	1,637	1,343	1,047	24%	115%

Subtotal - Transaction deposits	51,967	50,922	50,932	50,103	50,057	2%	4%

Other time	11,011	10,290	10,780	11,037	10,991	7%	—

Subtotal - Core deposits	62,978	61,212	61,712	61,140	61,048	3%	3%

Certificates - $100,000 and over	6,613	6,062	6,511	6,682	6,750	9%	(2%)
Other foreign office	2,464	1,981	732	364	1,711	24%	44%

Total deposits	$72,055	$69,255	$68,955	$68,186	$69,509	4%	4%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits were up 3 percent sequentially and when compared with the fourth quarter of 2006. R-G Crown contributed approximately 1 percent of the sequential and year-over-year growth. Deposit growth versus the third quarter was otherwise characterized by increases in savings and money market balances, certificates of deposit (CDs) and demand deposit accounts (DDAs), partially offset by a slight decline in interest checking balances. On a year-over-year basis, strong growth in savings and money market balances more than offset declines in interest checking, DDA and CD balances.

Retail core deposits increased 2 percent sequentially and 1 percent year-over-year. Excluding R-G Crown, retail core deposits increased 1 percent sequentially, and were flat versus last year as growth in savings and money market accounts and DDA balances offset declines in interest checking and CDs. Commercial core deposits increased 6 percent sequentially and 3 percent year over year. Excluding R-G Crown, commercial core deposits grew 5 percent sequentially and 2 percent compared with the fourth of quarter of 2006.

Noninterest Income

	For the Three Months Ended					% Change
	December 2007	September 2007	June 2007	March 2007	December 2006	Seq	Yr/Yr
Noninterest Income ($ in millions)
Electronic payment processing revenue	$268	$253	$243	$225	$232	6%	16%
Service charges on deposits	160	151	142	126	122	6%	30%
Corporate banking revenue	106	91	88	83	82	17%	29%
Investment advisory revenue	94	95	97	96	90	(1%)	4%
Mortgage banking net revenue	26	26	41	40	30	(1%)	(14%)
Other noninterest income	(91)	93	96	78	58	NM	NM
Securities gains (losses), net	7	13	—	—	(398)	(46%)	NM
Securities gains, net - non-qualifying hedges on mortgage servicing rights	6	—	—	—	3	NM	64%

Total noninterest income	$576	$722	$707	$648	$219	(20%)	163%

Noninterest income of $576 million was lower by $146 million sequentially, or 20 percent. The decline was driven by the non-cash charge to reduce the cash surrender value of one of our BOLI policies. Based on estimated year-end values, the estimated charge is $155 million after-tax, which exceeds the prior estimated charge of $100-110 million based on November 30, 2007 values. The increased loss was due to further deterioration in the values of asset-backed securities as well as widening of credit and municipal spreads at year-end. Fourth quarter results also included a $22 million loss due to the termination of cash flow hedges associated with $1 billion of auto loans currently classified as held for sale. Otherwise, sequential noninterest income growth was $31 million, or 4 percent, reflecting strong growth in corporate banking, electronic payment processing revenue and service charges on deposits. Compared with the fourth quarter of 2006, noninterest income increased $357 million, mainly due to $415 million in losses on securities and derivatives related to our fourth quarter of 2006 balance sheet actions. Excluding those charges and the BOLI and hedge losses this quarter, noninterest income growth was $118 million, or 19 percent, with particular year-over-year strength in service charges on deposits, electronic payment processing, and corporate banking revenue.

Electronic payment processing revenue of $268 million increased 6 percent sequentially and 16 percent compared with last year. Sequentially, seasonally strong growth of 9 percent in both merchant processing and card issuer interchange was offset by a slight seasonal decline in financial institutions revenue. Compared with a year ago, growth was driven by continued strong merchant processing results, up 20 percent, as well as 20 percent growth in card issuer interchange driven by higher card usage and an increase in credit card accounts stemming from success in our initiative to increase the penetration of our customer base and card usage levels. Higher card usage volumes drove solid financial institutions revenue growth of 7 percent versus the fourth quarter of 2006.

Service charges on deposits of $160 million increased 6 percent sequentially and 30 percent versus the same quarter last year. Retail service charges increased 3 percent from the third quarter, driven by higher levels of customer activity and modest growth in transaction accounts. Retail service charges grew 41 percent compared with the fourth quarter a year ago, driven by higher levels of customer activity and comparisons to the unusual weakness experienced in the same quarter last year. Commercial service charges increased 10 percent sequentially and 19 percent compared with last year, primarily due to reduced earnings credit rates paid on deposit balances due to lower market rates as well as fee growth associated with new product and service offerings.

Corporate banking revenue of $106 million increased 17 percent sequentially and 29 percent year-over-year, reflecting the success of our efforts to build out our corporate banking capabilities. Revenue growth versus both periods was driven by broad-based strength, with particularly strong sequential growth in syndication fees and continued growth in institutional sales, customer interest rate derivative sales, and international income.

Investment advisory revenue of $94 million was down 1 percent sequentially and up 4 percent over fourth quarter last year. Private banking revenue increased 2 percent sequentially, largely due to higher investment management and insurance revenue, and 9 percent from the same quarter last year on continued strong results in wealth planning and trust. Brokerage fee revenue declined 7 percent sequentially, reflecting the effect of volatility in equity markets in the fourth quarter, and was flat compared with a year ago as the effect of recent market conditions offset growth in the number of licensed brokers.

Mortgage banking net revenue totaled $26 million in both the fourth and third quarters and $30 million in the prior year quarter. Mortgage originations of $2.7 billion were down from $3.0 billion in the third quarter of 2007 and up from $2.3 billion in the fourth quarter of 2006. Gains on loan sales and other fees of $18 million increased from $9 million in the third quarter and decreased from $23 million in fourth quarter 2006. Improvement in the liquidity of the mortgage market during the fourth quarter drove higher revenue compared with last quarter. Net servicing revenue, before mortgage servicing rights (MSR) valuation adjustments, totaled $14 million in the fourth quarter, compared with $14 million last quarter and $12 million a year ago. MSR valuation adjustments, including mark-to-market adjustments on free-standing derivatives, netted to a negative $6 million adjustment in the fourth quarter, compared with a positive $3 million adjustment last quarter and a negative $5 million adjustment in the same quarter a year ago. The mortgage-servicing asset, net of the valuation reserve, was $610 million at quarter end on a servicing portfolio of $34.5 billion.

Net securities gains of $6 million were recorded in the fourth quarter on non-qualifying hedges on mortgage servicing rights which offset MSR valuation adjustments, compared with none last quarter and $3 million in the same quarter last year.

Net gains on investment securities were $7 million in the fourth quarter of 2007 compared with net gains of $13 million last quarter and net losses of $398 million in the fourth quarter of 2006. Net securities losses of $398 million last year reflected our balance sheet actions in the fourth quarter.

Other noninterest income totaled a negative $91 million in the fourth quarter compared with $93 million last quarter and $58 million in the same quarter last year. Results in the fourth quarter of 2007 included the estimated decrease in value of the BOLI policy of $155 million as well as the $22 million loss on the hedges for the auto loans held for sale. Also included in fourth quarter results was a $7 million gain on the sale of $53 million of certain non-strategic credit card accounts. Last quarter’s results included a gain of $15 million on the sale of FDIC deposit insurance credits and a loss of $6 million on auto loans held for sale. Last year’s results included a $17 million loss on derivatives that hedged securities sold as part of our fourth quarter balance sheet actions.

Noninterest Expense

	For the Three Months Ended					% Change
	December 2007	September 2007	June 2007	March 2007	December 2006	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$328	$310	$309	$292	$300	6%	9%
Employee benefits	56	67	68	87	61	(16%)	(8%)
Payment processing expense	113	105	97	92	89	8%	27%
Net occupancy expense	70	66	68	65	65	5%	8%
Technology and communications	47	41	41	40	39	15%	19%
Equipment expense	32	30	31	29	30	8%	7%
Other noninterest expense	339	275	189	188	214	23%	58%

Total noninterest expense	$985	$894	$803	$793	$798	10%	23%

Noninterest expense of $985 million increased 10 percent from third quarter of 2007 due primarily to $94 million in non-cash expenses accrued to reflect potential future Visa litigation settlements as well as $8 million in fourth quarter acquisition-related expenses, primarily marketing expenses recorded in other noninterest expense. R-G Crown represented approximately $5 million of operating expenses. Fourth quarter expenses also included $13 million in provision expense for unfunded loan commitments, an increase of $11 million from the third quarter. Third quarter results included $78 million related to the Visa/American Express settlement as well as $6 million of pension settlement expense recorded in benefits expense. Payment processing expense grew 8 percent sequentially on seasonally higher processing activity. Employee compensation expenses increased 2 percent sequentially, driven by higher fee revenue based incentives partially offset by lower employee benefits expense. Other noninterest expense growth was primarily driven by the Visa litigation expenses, provision for unfunded commitments, affordable housing investment expense, acquisition-related expenses, and loan and lease expense.

Compared with the fourth quarter of 2006, noninterest expense increased 23 percent. Current quarter expenses included the $94 million in Visa litigation accruals, $8 million in acquisition-related charges, $5 million in operating expenses at R-G Crown, and an $11 million increase in provision for unfunded commitments. Results in the fourth quarter of 2006 included a $39 million charge associated with the early termination of certain debt as part of our balance sheet actions announced in that quarter. Salaries, wages and incentives were up 9 percent, largely the result of higher performance-based compensation and the effects of R-G Crown. Payment processing expense growth of 27 percent was driven by similar growth in transaction volumes and the effect of expense growth associated with our credit card initiative.

Credit Quality

	For the Three Months Ended
	December 2007	September 2007	June 2007	March 2007	December 2006
Total net losses charged off ($ in millions)
Commercial loans	($48)	($23)	($24)	($15)	($29)
Commercial mortgage loans	(15)	(8)	(16)	(7)	(11)
Commercial construction loans	(12)	(5)	(7)	(6)	(3)
Commercial leases	—	—	—	(1)	—
Residential mortgage loans	(18)	(9)	(9)	(7)	(8)
Home equity	(32)	(27)	(20)	(17)	(14)
Automobile loans	(30)	(25)	(15)	(16)	(19)
Credit card	(15)	(13)	(10)	(8)	(10)
Other consumer loans and leases	(4)	(5)	(1)	6	(3)

Total net losses charged off	(174)	(115)	(102)	(71)	(97)
Total losses	(193)	(127)	(124)	(99)	(118)
Total recoveries	19	12	22	28	21

Total net losses charged off	($174)	($115)	($102)	($71)	($97)
Ratios
Net losses charged off as a percent of average loans and leases (excluding held for sale)	0.89%	0.60%	0.55%	0.39%	0.52%
Commercial	0.66%	0.33%	0.44%	0.27%	0.42%
Consumer	1.18%	0.93%	0.68%	0.53%	0.64%

Net charge-offs as a percentage of average loans and leases were 89 bps in the fourth quarter, compared with 60 bps last quarter and 52 bps in the fourth quarter of 2006. Loss experience continues to be concentrated in Michigan and Florida, as noted below.

Consumer net charge-offs of $99 million, or 118 bps, grew $20 million from the third quarter, driven primarily by losses in our residential real estate portfolio. Net charge-offs in Michigan and Florida represented 34 percent of fourth quarter consumer losses. Home equity net charge-offs of $32 million increased $5 million compared with last quarter, primarily due to increased losses on higher LTV and brokered second lien loans, reflecting borrower stress and lower home price valuations in certain geographies. Net losses on brokered home equity loans were $20 million, or 60 percent, of fourth quarter home equity losses. Brokered home equity loans represented $2.7 billion, or 22 percent, of total home equity loans of $11.9 billion. Michigan and Florida represented 37 percent of fourth quarter home equity losses. Net charge-offs within the residential mortgage portfolio of $18 million increased $9 million, primarily as a result of declining property values on foreclosed loans, with losses in Michigan and Florida representing 58 percent of losses in the fourth quarter. Net charge-offs in the auto portfolio of $30 million increased $5 million, driven by seasonality, lower recoveries of value at auction, and earlier experience of loss within 2005 and 2006 vintages.

Commercial net charge-offs of $75 million, or 66 bps, increased $39 million compared with the third quarter, driven by increased losses in the C&I, commercial mortgage and commercial construction portfolios, with continued increases in eastern Michigan and northeastern Ohio. The increase in commercial losses was driven in part by one large $15 million fraud-related loss on a C&I credit in the Chicago market, which represented 13 bps of the fourth quarter commercial charge-off ratio. Only one other commercial charge-off exceeded $2.5 million. Net charge-offs in the C&I portfolio were $48 million, an increase of $25 million from the third quarter. Excluding that fraud-related loss, losses within the C&I portfolio increased by $10 million and were not concentrated within any geographic area or industry. Commercial mortgage net charge-offs of $15 million increased $7 million from the third quarter. Commercial construction net charge-offs of $12 million increased $7 million from the third quarter. Of total commercial real estate charge-offs of $27 million, Michigan and northeastern Ohio represented 57 percent. Losses on loans to homebuilders represented $3 million of commercial net-charge offs.

	For the Three Months Ended
	December 2007	September 2007	June 2007	March 2007	December 2006
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$827	$803	$784	$771	$761
Total net losses charged off	(174)	(115)	(102)	(71)	(97)
Provision for loan and lease losses	284	139	121	84	107

Allowance for loan and lease losses, ending	937	827	803	784	771
Reserve for unfunded commitments, beginning	79	77	79	76	76
Provision for unfunded commitments	13	2	(2)	3	—
Acquisitions	3	—	—	—	—

Reserve for unfunded commitments, ending	95	79	77	79	76
Components of allowance for credit losses:
Allowance for loan and lease losses	937	827	803	784	771
Reserve for unfunded commitments	95	79	77	79	76

Total allowance for credit losses	$1,032	$906	$880	$863	$847
Ratios
Allowance for loan and lease losses as a percent of loans and leases	1.17%	1.08%	1.06%	1.05%	1.04%

Provision for loan and lease losses totaled $284 million in the fourth quarter, exceeding net charge-offs of $174 million by $110 million. The increase in provision expense for loan and lease losses and in allowance for loan losses was driven by higher probable losses resulting from negative trends in nonperforming and other criticized assets, particularly in the home equity and commercial real estate portfolios.

The allowance for loan and lease losses represented 1.17 percent of total loans and leases outstanding as of quarter end, compared with 1.08 percent last quarter and 1.04 percent in the same quarter last year. The allowance increased 12 bps of loans before the inclusion of R-G Crown, which was partially offset by a 3 bps negative effect from the addition of R-G Crown loans to our loan balances. These loans were brought onto our balance sheet at their market value and therefore do not add to our allowance for loan and lease losses.

The purchase accounting mark-to-market related to credit on R-G Crown’s loan portfolio was $89 million. The allowance for loan and lease losses plus the credit-related purchase accounting discount total $1.0 billion and 1.28 percent of total outstanding loans before the discounts. Additionally, we maintain a credit reserve for unfunded commitments classified in other liabilities which totalled $95 million at year end.

	As of					Addition of R-G Crown
	December 2007	September 2007	June 2007	March 2007	December 2006
Nonperforming Assets and Delinquency ($ in millions)
Commercial loans	$175	$175	$136	$138	$127	$—
Commercial mortgage	243	146	113	107	84	45
Commercial construction	249	105	65	57	54	12
Commercial leases	5	5	4	5	6	—
Residential mortgage (a)	121	74	40	38	38	1
Home equity (b)	91	61	45	41	40	—
Automobile	3	3	3	4	3	—
Credit card (c)	5	—	—	—	—	—
Other consumer loans and leases	1	—	—	—	—	—

Total nonaccrual loans and leases	893	569	406	390	352	58
Repossessed personal property	21	19	17	9	18	—
Other real estate owned (d)	150	118	105	95	85	10

Total nonperforming assets	$1,064	$706	$528	$494	$455	$68

Total loans and leases 90 days past due	$491	$360	$302	$243	$210	$41
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	1.32%	0.92%	0.70%	0.66%	0.61%

a)	Nonaccrual loans include debt restructurings of $29 million as of December 31, 2007, $6 million as of September 30, 2007 and $2 million as of June 30, 2007.

b)	Nonaccrual loans include debt restructurings of $46 million as of December 31, 2007 and $16 million as of September 30, 2007.

c)	All nonaccrual credit card balances are the result of debt restructurings.

d)	Excludes government insured advances.

Nonperforming assets (NPAs) at quarter end were $1.1 billion, or 1.32 percent of total loans and leases and other real estate owned, up from 0.92 percent last quarter and 0.61 percent in the fourth quarter a year ago. Sequential growth in NPAs was $358 million, or 51 percent. The inclusion of R-G Crown contributed $68 million in fourth quarter growth in total NPAs, 10 percent of the growth rate, and 8 bps to the NPA ratio. The effect of R-G Crown to our NPA and over 90 days past due loans is outlined in the table above.

Commercial NPAs of $695 million, or 1.51 percent, grew $249 million or 56 percent in the fourth quarter, of which R-G Crown contributed $57 million, 13 percent of the growth rate, and 12 bps of the commercial NPA ratio. Commercial NPA growth was primarily driven by continued deterioration in the commercial construction and commercial mortgage portfolios, particularly in Michigan and Florida, including NPAs acquired with the R-G Crown transaction. NPAs in the C&I portfolio of $178 million were flat compared with the third quarter. Commercial construction NPAs were $257 million, an increase of $151 million from the third quarter of 2007. Commercial mortgage NPAs were $255 million, an increase of $99 million from the third quarter of 2007. Commercial real estate loans in Michigan and Florida represent 47 percent of our total commercial real estate portfolio. NPA growth in these states represented 68 percent of commercial real estate NPA growth and these states accounted for 60 percent of total commercial real estate NPAs. Homebuilders represented approximately $113 million in commercial NPAs, an increase of $64 million from the third quarter of which the addition of R-G Crown represented approximately $20 million.

Consumer NPAs of $369 million, or 1.07 percent, grew $109 million or 41 percent in the fourth quarter, of which R-G Crown contributed $11 million, four percent of the growth rate, and 3 bps of the consumer NPA ratio. Consumer NPA growth was primarily experienced in the residential mortgage and home equity portfolios, particularly in Michigan and Florida (including NPAs from R-G Crown). Of the $109 million in growth, $100 million was experienced in residential real estate portfolios, with 61 percent in the residential mortgage portfolio. Residential mortgage NPAs were $216 million, of which $95 million was in other real estate owned (“OREO”). Of residential mortgage NPAs, $10 million were in residential construction loans (of which $4 million was OREO). Home equity NPAs were $123 million, of which $32 million was OREO. Residential real estate loans in Michigan and Florida represented 50 percent of the growth in residential real estate NPAs, 48 percent of total residential real estate NPAs, and 26 percent of total residential real estate loans. Included within consumer NPAs was $80 million related to debt restructurings, including $58 million entered into in the fourth quarter, primarily in residential real estate loans, to assist qualifying borrowers in creating workable payment plans to enable them to remain in their homes.

Loans still accruing over 90 days past due were $491 million, up $131 million from the third quarter, of which R-G Crown contributed $41 million. Approximately two-thirds of the growth was in consumer. Commercial and consumer 90 days past due growth was generally concentrated in commercial real estate and residential mortgages in the geographies noted earlier.

Capital Position/Other

	For the Three Months Ended
	December 2007 (a)	September 2007	June 2007	March 2007	December 2006
Capital Position
Average shareholders’ equity to average assets	8.77%	9.13%	9.53%	10.05%	9.70%
Tangible equity	6.07%	6.83%	6.92%	7.65%	7.79%
Regulatory capital ratios:
Tier I capital	7.71%	8.46%	8.13%	8.71%	8.39%
Total risk-based capital	10.14%	10.87%	10.54%	11.19%	11.07%
Tier I leverage	8.51%	9.23%	8.76%	9.36%	8.44%

(a)	Current period regulatory capital data and ratios are estimated

Capital ratios were generally lower during the quarter, the result of the addition of R-G Crown, which was a cash acquisition, in addition to the effects of the Visa charge and estimated BOLI charge taken during the quarter. The tangible equity ratio equaled 6.07 percent, down due to the aforementioned factors and higher tangible assets at year-end. Share repurchases in early 2007 accounted for the remaining change from the 7.79 percent tangible equity ratio at year-end 2006. Regulatory capital ratios benefited from the issuance of $863 million in trust preferred securities in October of 2007. This issuance more than offset the effect of Fifth Third’s previously announced agreement to repurchase the outstanding Series B REIT preferred shares which settled in December of 2007. R-G Crown reduced the tangible equity ratio by 41 bps; the BOLI charge reduced the tangible equity ratio by 13 bps; and the Visa charges reduced the tangible equity ratio by 6 bps in the fourth quarter and 5 bps in the third quarter. The effect on regulatory capital ratios approximated the effect outlined on the tangible equity ratio.

There were no open market share repurchases during the quarter and as of December 31, 2007, there were 19.2 million shares remaining under our current share repurchase authorization.

Our effective tax rate was 55.4%, higher than our normal tax rate. The increase was largely due to the BOLI charge, which is non-deductible and therefore reflected as an after-tax charge.

On August 16, 2007, Fifth Third Bancorp and First Charter Corporation signed a definitive agreement under which Fifth Third intends to acquire First Charter Bank, which operates 57 branches in North Carolina and two in Atlanta, Georgia. Fifth Third is currently planning to close this transaction in the second quarter of 2008, subject to regulatory approval from the Federal Reserve, although no assurances can be given in this regard. On September 25, 2007, Fifth Third and First Horizon Corporation signed a definitive agreement under which Fifth Third intends to acquire nine branches in the Atlanta metro area from First Horizon. Fifth Third has received all necessary regulatory approvals and the transaction is expected to close in the first quarter of 2008. The pending transactions, if consummated, are expected to reduce capital ratios by approximately 40 bps: 5 bps related to the First Horizon branches and 35 bps related to First Charter.

Outlook

The following outlook represents currently expected full year 2008 growth rates compared with full year 2007 results. The outlook does not include the effect of our pending acquisitions of First Charter Bank or the First Horizon branches. Our outlook is based on current expectations as of the date of this release for results within our businesses; prevailing views related to economic growth, inflation, unemployment and other economic factors, and market forward interest rate expectations. These expectations are inherently subject to risks and uncertainties. There are a number of factors that could cause results to differ materially from historical performance and these expectations. We undertake no obligation to update these expectations after the date of this release. Please refer to the cautionary statement at the end of this release for more information.

Category	Growth, percentage, or bps range [change from 2007]

Net interest income	Mid single digits

Net interest margin	3.20-3.30%

Noninterest income*	High single digits

Noninterest expense**	Mid-to-high single digits

Loans	Mid-to-high single digits

Core deposits	Mid-to-high single digits

Net charge-offs	Low-to-mid 90 bps range

Effective tax rate [non-tax equivalent]	Approximately 30%

Tangible equity/tangible asset ratio	2008 target 6-6.5%; LT target 6.5%

Tier 1 capital ratio	2008 target 7.5-8%

Total capital ratio	2008 target 11-11.5%

*	comparison with 2007 excludes $155 million in non-cash estimated charges to lower the cash surrender value of one of our BOLI policies in 2007

**	comparison with 2007 excludes $172 million in non-cash charges in potential future Visa litigation settlements and $8 million of acquisition-related costs related to R-G Crown in 2007

Conference Call

Fifth Third will host a conference call to discuss these financial results at 8:30 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay or podcast through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Tuesday, February 5 by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode 27291841#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $111 billion in assets, operates 18 affiliates with 1,227 full-service Banking Centers, including 102 Bank Mart® locations open seven days a week inside select grocery stores and 2,211 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri and Georgia. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2007, has $223 billion in assets under care, of which it managed $33 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements about Fifth Third Bancorp and/or the company as combined acquired entities within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp and/or the combined company including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions, either national or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (3) changes in the interest rate environment reduce interest margins; (4) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (5) our ability to maintain required capital levels and adequate sources of funding and liquidity; (6) changes and trends in capital markets; (7) competitive pressures among depository institutions increase significantly; (8) effects of critical accounting policies and judgments; (9) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (10) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (11) ability to maintain favorable ratings from rating agencies; (12) fluctuation of Fifth Third’s stock price; (13) ability to attract and retain key personnel; (14) ability to receive dividends from its subsidiaries; (15) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (16) effects of accounting or financial results of one or more acquired entity; (17) difficulties in combining the operations of acquired entities; (18) ability to secure confidential information through the use of computer systems and telecommunications network; and (19) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Bancorp’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, filed with the United States Securities and Exchange Commission (SEC). Copies of this filing are available at no cost on the SEC’s Web site at www.sec.gov or on the Fifth Third’s Web site at www.53.com. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

#  #  #

Quarterly Financial Review for December 31, 2007

Table of Contents

Financial Highlights	16-17

Consolidated Statements of Income	18

Consolidated Statements of Income (Taxable Equivalent)	19

Consolidated Balance Sheets	20-21

Consolidated Statements of Changes in Shareholders’ Equity	22

Average Balance Sheet and Yield Analysis	23-25

Summary of Loans and Leases	26

Regulatory Capital	27

Summary of Credit Loss Experience	28

Asset Quality	29

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	December 2007	September 2007	December 2006	Seq	Yr/Yr	December 2007	December 2006	Yr/Yr
Income Statement Data
Net interest income (a)	$785	$760	$744	3%	6%	$3,033	$2,899	5%
Noninterest income	576	722	219	(20%)	163%	2,653	2,153	23%
Total revenue (a)	1,361	1,482	963	(8%)	41%	5,686	5,052	13%
Provision for loan and lease losses	284	139	107	105%	166%	628	343	83%
Noninterest expense	985	894	798	10%	23%	3,475	3,056	14%
Net income	38	325	66	(88%)	(42%)	1,098	1,188	(8%)
Common Share Data
Earnings per share, basic	$0.07	$0.61	$0.12	(89%)	(42%)	$2.04	$2.14	(5%)
Earnings per share, diluted	0.07	0.61	0.12	(89%)	(42%)	2.03	2.13	(5%)
Cash dividends per common share	$0.44	$0.42	$0.40	5%	10%	$1.70	$1.58	8%
Book value per share	17.24	17.45	18.02	(1%)	(4%)	17.24	18.02	(4%)
Dividend payout ratio	611.2%	68.7%	338.0%	790%	81%	83.2%	74.0%	12%
Market price per share:
High	$35.34	$41.17	$41.57	(14%)	(15%)	$43.32	$41.57	4%
Low	24.82	33.60	37.75	(26%)	(34%)	24.82	35.86	(31%)
End of period	25.13	33.88	40.93	(26%)	(39%)	25.13	40.93	(39%)
Common shares outstanding (in thousands)	532,672	532,627	556,253	—	(4%)	532,672	556,253	(4%)
Average common shares outstanding (in thousands):
Basic	529,120	530,123	554,978	—	(5%)	537,670	554,983	(3%)
Diluted	530,939	532,471	557,654	—	(5%)	540,118	557,494	(3%)
Market capitalization	$13,386	$18,045	$22,767	(26%)	(41%)	$13,386	$22,767	(41%)
Price/earnings ratio (b)	12.44	16.37	19.13	(24%)	(35%)	12.44	19.13	(35%)
Financial Ratios
Return on average assets	0.14%	1.26%	0.25%	(89%)	(44%)	1.07%	1.13%	(5%)
Return on average equity	1.6%	13.8%	2.6%	(88%)	(38%)	11.4%	12.1%	(6%)
Noninterest income as a percent of total revenue	42%	49%	23%	(14%)	83%	47%	43%	9%
Average equity as a percent of average assets	8.77%	9.13%	9.70%	(4%)	(10%)	9.35%	9.32%	—
Tangible equity	6.07%	6.83%	7.79%	(11%)	(22%)	6.07%	7.79%	(22%)
Net interest margin (a)	3.29%	3.34%	3.16%	(1%)	4%	3.36%	3.06%	10%
Efficiency (a)	72.4%	60.3%	82.9%	20%	(13%)	61.1%	60.5%	1%
Effective tax rate	55.4%	26.7%	(27.0%)	107%	NM	29.6%	27.1%	9%
Credit Quality
Net losses charged off	$174	$115	$97	51%	79%	$463	$316	47%
Net losses charged off as a percent of average loans and leases	0.89%	0.60%	0.52%	48%	71%	0.61%	0.44%	39%
Allowance for loan and lease losses as a percent of loans and leases	1.17%	1.08%	1.04%	8%	13%	1.17%	1.04%	13%
Allowance for credit losses as a percent of loans and leases	1.29%	1.19%	1.14%	8%	13%	1.29%	1.14%	13%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	1.32%	0.92%	0.61%	43%	116%	1.32%	0.61%	116%
Average Balances
Loans and leases, including held for sale	$82,171	$78,244	$75,262	5%	9%	$78,348	$73,493	7%
Total securities and other short-term investments	12,452	12,129	18,262	3%	(32%)	11,994	21,288	(44%)
Total assets	107,728	102,131	104,602	5%	3%	102,477	105,238	(3%)
Transaction deposits (d)	51,967	50,922	50,057	2%	4%	50,987	49,678	3%
Core deposits (e)	62,978	61,212	61,048	3%	3%	61,765	60,178	3%
Wholesale funding (f)	31,344	28,001	29,603	12%	6%	27,254	31,691	(14%)
Shareholders’ equity	9,447	9,324	10,150	1%	(7%)	9,583	9,811	(2%)
Regulatory Capital Ratios (c)
Tier I capital	7.71%	8.46%	8.39%	(9%)	(8%)	7.71%	8.39%	(8%)
Total risk-based capital	10.14%	10.87%	11.07%	(7%)	(8%)	10.14%	11.07%	(8%)
Tier I leverage	8.51%	9.23%	8.44%	(8%)	1%	8.51%	8.44%	1%
Operations
Banking centers	1,227	1,181	1,150	4%	7%	1,227	1,150	7%
ATMs	2,211	2,153	2,096	3%	5%	2,211	2,096	5%
Full-time equivalent employees	21,683	20,775	21,362	4%	2%	21,683	21,362	2%

(a)	Presented on a fully taxable equivalent basis

(b)	Based on the most recent twelve-month diluted earnings per share and end of period stock prices

(c)	Current period regulatory capital ratios are estimates

(d)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(e)	Includes transaction deposits plus other time deposits

(f)	Includes certificates $100,000 and over, other foreign office deposits, federal funds purchased, short-term borrowings and long-term debt

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	December 2007	September 2007	June 2007	March 2007	December 2006
Income Statement Data
Net interest income (a)	$785	$760	$745	$742	$744
Noninterest income	576	722	707	648	219
Total revenue (a)	1,361	1,482	1,452	1,390	963
Provision for loan and lease losses	284	139	121	84	107
Noninterest expense	985	894	803	793	798
Net income	38	325	376	359	66
Common Share Data
Earnings per share, basic	$0.07	$0.61	$0.69	$0.65	$0.12
Earnings per share, diluted	0.07	0.61	0.69	0.65	0.12
Cash dividends per common share	$0.44	$0.42	$0.42	$0.42	$0.40
Book value per share	17.24	17.45	17.16	17.82	18.02
Dividend payout ratio	611.2%	68.7%	59.7%	64.5%	338.0%
Market price per share:
High	$35.34	$41.17	$43.32	$41.41	$41.57
Low	24.82	33.60	37.88	37.93	37.75
End of period	25.13	33.88	39.77	38.69	40.93
Common shares outstanding (in thousands)	532,672	532,627	535,697	550,077	556,253
Average common shares outstanding (in thousands):
Basic	529,120	530,123	540,264	551,501	554,978
Diluted	530,939	532,471	543,228	554,175	557,654
Market capitalization	$13,386	$18,045	$21,305	$21,282	$22,767
Price/earnings ratio (b)	12.44	16.37	18.58	18.08	19.13
Financial Ratios
Return on average assets	0.14%	1.26%	1.49%	1.47%	0.25%
Return on average equity	1.6%	13.8%	15.7%	14.6%	2.6%
Noninterest income as a percent of total revenue	42%	49%	49%	47%	23%
Average equity as a percent of average assets	8.77%	9.13%	9.53%	10.05%	9.70%
Tangible equity	6.07%	6.83%	6.92%	7.65%	7.79%
Net interest margin (a)	3.29%	3.34%	3.37%	3.44%	3.16%
Efficiency (a)	72.4%	60.3%	55.3%	57.0%	82.9%
Effective tax rate	55.4%	26.7%	28.1%	29.3%	(27.0%)
Credit Quality
Net losses charged off	$174	$115	$102	$71	$97
Net losses charged off as a percent of average loans and leases	0.89%	0.60%	0.55%	0.39%	0.52%
Allowance for loan and lease losses as a percent of loans and leases	1.17%	1.08%	1.06%	1.05%	1.04%
Allowance for credit losses as a percent of loans and leases	1.29%	1.19%	1.16%	1.15%	1.14%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	1.32%	0.92%	0.70%	0.66%	0.61%
Average Balances
Loans and leases, including held for sale	$82,171	$78,244	$77,048	$75,861	$75,262
Total securities and other short-term investments	12,452	12,129	11,711	11,673	18,262
Total assets	107,728	102,131	100,767	99,192	104,602
Transaction deposits (d)	51,967	50,922	50,932	50,103	50,057
Core deposits (e)	62,978	61,212	61,712	61,140	61,048
Wholesale funding (f)	31,344	28,001	25,393	24,193	29,603
Shareholders’ equity	9,447	9,324	9,599	9,970	10,150
Regulatory Capital Ratios (c)
Tier I capital	7.71%	8.46%	8.13%	8.71%	8.39%
Total risk-based capital	10.14%	10.87%	10.54%	11.19%	11.07%
Tier I leverage	8.51%	9.23%	8.76%	9.36%	8.44%
Operations
Banking centers	1,227	1,181	1,167	1,161	1,150
ATMs	2,211	2,153	2,132	2,104	2,096
Full-time equivalent employees	21,683	20,775	21,033	21,442	21,362

(a)	Presented on a fully taxable equivalent basis

(b)	Based on the most recent twelve-month diluted earnings per share and end of period stock prices

(c)	Current period regulatory capital ratios are estimates

(d)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(e) Includes transaction deposits plus other time deposits

(f)	Includes certificates $100,000 and over, other foreign office deposits, federal funds purchased, short-term borrowings and long-term debt

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	December 2007	September 2007	December 2006	Seq	Yr/Yr	December 2007	December 2006	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,386	$1,376	$1,332	1%	4%	$5,418	$5,000	8%
Interest on securities	157	147	199	7%	(21%)	590	934	(37%)
Interest on other short-term investments	7	6	14	19%	(48%)	19	21	(7%)

Total interest income	1,550	1,529	1,545	1%	—	6,027	5,955	1%
Interest Expense
Interest on deposits	493	511	518	(4%)	(5%)	2,007	1,910	5%
Interest on short-term borrowings	100	93	100	7%	(1%)	324	402	(19%)
Interest on long-term debt	178	171	189	4%	(6%)	687	770	(11%)

Total interest expense	771	775	807	(1%)	(4%)	3,018	3,082	(2%)

Net Interest Income	779	754	738	3%	6%	3,009	2,873	5%
Provision for loan and lease losses	284	139	107	105%	166%	628	343	83%

Net interest income after provision for loan and lease losses	495	615	631	(19%)	(22%)	2,381	2,530	(6%)
Noninterest Income
Electronic payment processing revenue	268	253	232	6%	16%	989	857	15%
Service charges on deposits	160	151	122	6%	30%	579	517	12%
Investment advisory revenue	94	95	90	(1%)	4%	382	367	4%
Corporate banking revenue	106	91	82	17%	29%	367	318	15%
Mortgage banking net revenue	26	26	30	(1%)	(14%)	133	155	(14%)
Other noninterest income	(91)	93	58	NM	NM	176	300	(41%)
Securities gains (losses), net	7	13	(398)	(46%)	NM	21	(364)	NM
Securities gains, net - non-qualifying hedges on mortgage servicing rights	6	—	3	NM	64%	6	3	64%

Total noninterest income	576	722	219	(20%)	163%	2,653	2,153	23%
Noninterest Expense
Salaries, wages and incentives	328	310	300	6%	9%	1,239	1,174	6%
Employee benefits	56	67	61	(16%)	(8%)	278	292	(5%)
Payment processing expense	113	105	89	8%	27%	407	325	25%
Net occupancy expense	70	66	65	5%	8%	269	245	10%
Technology and communications	47	41	39	15%	19%	169	141	19%
Equipment expense	32	30	30	8%	7%	123	116	5%
Other noninterest expense	339	275	214	23%	58%	990	763	30%

Total noninterest expense	985	894	798	10%	23%	3,475	3,056	14%
Income before income taxes and cumulative effect	86	443	52	(81%)	66%	1,559	1,627	(4%)
Applicable income taxes	48	118	(14)	(59%)	NM	461	443	4%
Income before cumulative effect	38	325	66	(88%)	(42%)	1,098	1,184	(7%)
Cumulative effect of change in accounting principle, net of tax (a)	—	—	—	NM	NM	—	4	(100%)

Net income	$38	$325	$66	(88%)	(42%)	$1,098	$1,188	(8%)

Net income available to common shareholders (b)	$38	$325	$66	(88%)	(42%)	$1,097	$1,188	(8%)

(a)	Reflects a benefit of $3.5 million (net of $1.7 million of tax) for the adoption of SFAS No. 123(R) as of January 1, 2006 due to the recognition of an estimate of forfeiture experience to be realized for all stock-based awards

(b)	Dividends on preferred stock are $.185 million for all quarters presented

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	December 2007	September 2007	June 2007	March 2007	December 2006
Interest Income
Interest and fees on loans and leases	$1,386	$1,376	$1,343	$1,314	$1,332
Interest on securities	157	147	143	143	199
Interest on other short-term investments	7	6	3	3	14

Total interest income	1,550	1,529	1,489	1,460	1,545
Taxable equivalent adjustment	6	6	6	6	6

Total interest income (taxable equivalent)	1,556	1,535	1,495	1,466	1,551
Interest Expense
Interest on deposits	493	511	505	498	518
Interest on short-term borrowings	100	93	72	59	100
Interest on long-term debt	178	171	173	167	189

Total interest expense	771	775	750	724	807

Net interest income (taxable equivalent)	785	760	745	742	744
Provision for loan and lease losses	284	139	121	84	107

Net interest income (taxable equivalent) after provision for loan and lease losses	501	621	624	658	637
Noninterest Income
Electronic payment processing revenue	268	253	243	225	232
Service charges on deposits	160	151	142	126	122
Investment advisory revenue	94	95	97	96	90
Corporate banking revenue	106	91	88	83	82
Mortgage banking net revenue	26	26	41	40	30
Other noninterest income	(91)	93	96	78	58
Securities gains (losses), net	7	13	—	—	(398)
Securities gains, net - non-qualifying hedges on mortgage servicing rights	6	—	—	—	3

Total noninterest income	576	722	707	648	219
Noninterest Expense
Salaries, wages and incentives	328	310	309	292	300
Employee benefits	56	67	68	87	61
Payment processing expense	113	105	97	92	89
Net occupancy expense	70	66	68	65	65
Technology and communications	47	41	41	40	39
Equipment expense	32	30	31	29	30
Other noninterest expense	339	275	189	188	214

Total noninterest expense	985	894	803	793	798

Income before income taxes and cumulative effect (taxable equivalent)	92	449	528	513	58
Taxable equivalent adjustment	6	6	6	6	6

Income before income taxes and cumulative effect	86	443	522	507	52
Applicable income taxes	48	118	146	148	(14)

Income before cumulative effect	38	325	376	359	66
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—

Net income	$38	$325	$376	$359	$66

Net income available to common shareholders (a)	$38	$325	$375	$359	$66

(a)	Dividends on preferred stock are $.185 million for all quarters presented

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

		As of September 2007		% Change
	December 2007		December 2006	Seq	Yr/Yr
Assets
Cash and due from banks	$2,687	$2,540	$2,737	6%	(2%)
Available-for-sale and other securities (a)	10,677	10,777	11,053	(1%)	(3%)
Held-to-maturity securities (b)	355	346	356	3%	—
Trading securities	171	155	187	10%	(8%)
Other short-term investments	593	720	809	(18%)	(27%)
Loans held for sale	4,329	2,761	1,150	57%	277%
Portfolio loans and leases:
Commercial loans	24,813	22,649	20,831	10%	19%
Commercial mortgage loans	11,862	11,090	10,405	7%	14%
Commercial construction loans	5,561	5,463	6,168	2%	(10%)
Commercial leases	3,737	3,710	3,841	1%	(3%)
Residential mortgage loans	10,540	9,057	8,830	16%	19%
Home equity	11,874	11,737	12,153	1%	(2%)
Automobile loans	9,201	10,006	10,028	(8%)	(8%)
Credit card	1,591	1,460	1,004	9%	58%
Other consumer loans and leases	1,074	1,082	1,093	(1%)	(2%)

Portfolio loans and leases	80,253	76,254	74,353	5%	8%
Allowance for loan and lease losses	(937)	(827)	(771)	13%	21%

Portfolio loans and leases, net	79,316	75,427	73,582	5%	8%
Bank premises and equipment	2,223	2,127	1,940	5%	15%
Operating lease equipment	353	283	202	25%	74%
Goodwill	2,470	2,192	2,193	13%	13%
Intangible assets	147	138	166	6%	(11%)
Servicing rights	618	626	524	(1%)	18%
Other assets	7,045	6,173	5,770	14%	22%

Total assets	$110,984	$104,265	$100,669	6%	10%

Liabilities
Deposits:
Demand	$14,404	$13,174	$14,331	9%	1%
Interest checking	15,254	14,294	15,993	7%	(5%)
Savings	15,635	15,599	13,181	—	19%
Money market	6,521	6,163	6,584	6%	(1%)
Foreign office	2,572	2,014	1,353	28%	90%
Other time	11,440	10,267	10,987	11%	4%
Certificates - $100,000 and over	6,738	5,973	6,628	13%	2%
Other foreign office	2,881	1,898	323	52%	793%

Total deposits	75,445	69,382	69,380	9%	9%
Federal funds purchased	4,427	5,130	1,421	(14%)	212%
Other short-term borrowings	4,747	3,796	2,796	25%	70%
Accrued taxes, interest and expenses	2,427	2,295	2,283	6%	6%
Other liabilities	1,898	1,871	2,209	1%	(14%)
Long-term debt	12,857	12,498	12,558	3%	2%

Total liabilities	101,801	94,972	90,647	7%	12%
Total shareholders' equity (c)	9,183	9,293	10,022	(1%)	(8%)

Total liabilities and shareholders' equity	$110,984	$104,265	$100,669	6%	10%

(a) Amortized cost	$10,821	$11,007	$11,236	(2%)	(4%)
(b) Market values	355	346	356	3%	—
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	1,300,000	1,300,000	1,300,000	—	—
Outstanding, excluding treasury	532,672	532,627	556,253	—	(4%)
Treasury	50,755	50,800	27,174	—	87%

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	December 2007	September 2007	As of June 2007	March 2007	December 2006
Assets
Cash and due from banks	$2,687	$2,540	$2,327	$2,244	$2,737
Available-for-sale and other securities (a)	10,677	10,777	11,015	10,592	11,053
Held-to-maturity securities (b)	355	346	346	347	356
Trading securities	171	155	148	160	187
Other short-term investments	593	720	404	223	809
Loans held for sale	4,329	2,761	1,708	1,382	1,150
Portfolio loans and leases:
Commercial loans	24,813	22,649	22,152	21,479	20,831
Commercial mortgage loans	11,862	11,090	11,044	10,906	10,405
Commercial construction loans	5,561	5,463	5,469	5,688	6,168
Commercial leases	3,737	3,710	3,697	3,687	3,841
Residential mortgage loans	10,540	9,057	8,477	8,484	8,830
Home equity	11,874	11,737	11,780	11,926	12,153
Automobile loans	9,201	10,006	10,714	10,400	10,028
Credit card	1,591	1,460	1,263	1,111	1,004
Other consumer loans and leases	1,074	1,082	1,113	1,140	1,093

Portfolio loans and leases	80,253	76,254	75,709	74,821	74,353
Allowance for loan and lease losses	(937)	(827)	(803)	(784)	(771)

Portfolio loans and leases, net	79,316	75,427	74,906	74,037	73,582
Bank premises and equipment	2,223	2,127	2,063	2,001	1,940
Operating lease equipment	353	283	209	212	202
Goodwill	2,470	2,192	2,192	2,192	2,193
Intangible assets	147	138	147	158	166
Servicing rights	618	626	607	572	524
Other assets	7,045	6,173	5,318	5,704	5,770
Total assets	$110,984	$104,265	$101,390	$99,824	$100,669
Liabilities
Deposits:
Demand	$14,404	$13,174	$13,524	$13,510	$14,331
Interest checking	15,254	14,294	14,672	15,755	15,993
Savings	15,635	15,599	15,036	14,256	13,181
Money market	6,521	6,163	6,334	6,336	6,584
Foreign office	2,572	2,014	1,744	1,495	1,353
Other time	11,440	10,267	10,428	10,869	10,987
Certificates—$100,000 and over	6,738	5,973	6,204	6,776	6,628
Other foreign office	2,881	1,898	1,251	191	323

Total deposits	75,445	69,382	69,193	69,188	69,380
Federal funds purchased	4,427	5,130	3,824	1,622	1,421
Other short-term borrowings	4,747	3,796	3,331	2,383	2,796
Accrued taxes, interest and expenses	2,427	2,295	2,114	2,324	2,283
Other liabilities	1,898	1,871	1,780	1,883	2,209
Long-term debt	12,857	12,498	11,957	12,620	12,558

Total liabilities	101,801	94,972	92,199	90,020	90,647
Total shareholders’ equity (c)	9,183	9,293	9,191	9,804	10,022

Total liabilities and shareholders’ equity	$110,984	$104,265	$101,390	$99,824	$100,669

(a) Amortized cost	$10,821	$11,007	$11,370	$10,754	$11,236

(b) Mark	355	346	346	347	356
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	1,300,000	1,300,000	1,300,000	1,300,000	1,300,000
Outstanding, excluding treasury	532,672	532,627	535,697	550,077	556,253
Treasury	50,755	50,800	47,730	33,350	27,174

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	December 2007	December 2006	December 2007	December 2006
Total shareholders’ equity, beginning	$9,293	$10,022	$10,022	$9,446
Net income	38	66	1,098	1,188
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	55	263	26	276
Qualifying cash flow hedges	18	4	25	12
Change in accumulated other comprehensive income related to employee benefit plans	(1)	(54)	2	(54)

Comprehensive income	110	279	1,151	1,422
Cash dividends declared:
Common stock	(234)	(222)	(914)	(880)
Preferred stock (a)	—	—	(1)	(1)
Stock-based awards exercised, including treasury shares issued	1	5	47	35
Stock-based compensation expense	15	16	61	77
Loans repaid (issued) related to exercise of stock-based awards, net	(1)	1	2	8
Change in corporate tax benefit related to stock-based compensation	(2)	1	2	(1)
Shares acquired for treasury	—	(81)	(1,084)	(82)
Impact of cumulative effect of change in accounting principle (b)	—	—	(98)	(6)
Other	1	1	(5)	4

Total shareholders’ equity, ending	$9,183	$10,022	$9,183	$10,022

(a)	Dividends on preferred stock are $.185 million for all quarters presented

(b)	2007 includes $96 million impact due to the adoption of FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leverage Lease Transaction” on January 1, 2007 and $2 million impact due to the adoption of FIN No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109” on January 1, 2007. 2006 impact is due to the adoption of SFAS No. 123(R) “Share-Based Payment” on January 1, 2006.

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	December 2007	September 2007	December 2006	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial loans	$24,526	$22,345	$21,228	10%	16%
Commercial mortgage loans	11,588	11,117	9,929	4%	17%
Commercial construction loans	5,544	5,499	6,099	1%	(9%)
Commercial leases	3,692	3,700	3,762	—	(2%)
Residential mortgage loans	11,181	10,396	10,038	8%	11%
Home equity	11,843	11,752	12,225	1%	(3%)
Automobile loans	11,158	10,865	9,834	3%	13%
Credit card	1,461	1,366	915	7%	60%
Other consumer loans and leases	1,178	1,204	1,232	(2%)	(4%)
Taxable securities	11,360	11,180	16,685	2%	(32%)
Tax exempt securities	464	490	568	(5%)	(18%)
Other short-term investments	628	459	1,009	37%	(38%)

Total interest-earning assets	94,623	90,373	93,524	5%	1%
Cash and due from banks	2,479	2,228	2,398	11%	3%
Other assets	11,445	10,330	9,440	11%	21%
Allowance for loan and lease losses	(819)	(800)	(760)	2%	8%

Total assets	$107,728	$102,131	$104,602	5%	3%

Liabilities
Interest-bearing liabilities:
Interest checking	$14,394	$14,334	$15,744	—	(9%)
Savings	15,616	15,390	12,812	1%	22%
Money market	6,363	6,247	6,572	2%	(3%)
Foreign office	2,249	1,808	1,047	24%	115%
Other time	11,011	10,290	10,991	7%	—
Certificates - $100,000 and over	6,613	6,062	6,750	9%	(2%)
Other foreign office	2,464	1,981	1,711	24%	44%
Federal funds purchased	4,189	4,322	3,615	(3%)	16%
Other short-term borrowings	4,890	3,285	4,468	49%	9%
Long-term debt	13,188	12,351	13,059	7%	1%

Total interest-bearing liabilities	80,977	76,070	76,769	6%	5%
Demand deposits	13,345	13,143	13,882	2%	(4%)
Other liabilities	3,959	3,594	3,801	10%	4%

Total liabilities	98,281	92,807	94,452	6%	4%
Shareholders’ equity	9,447	9,324	10,150	1%	(7%)

Total liabilities and shareholders’ equity	$107,728	$102,131	$104,602	5%	3%

Yield Analysis
Interest-earning assets:
Commercial loans	6.99%	7.45%	7.46%
Commercial mortgage loans	7.00%	7.31%	7.34%
Commercial construction loans	6.75%	7.55%	7.82%
Commercial leases	4.26%	4.23%	4.88%
Residential mortgage loans	6.10%	6.12%	6.04%
Home equity	7.20%	7.63%	7.71%
Automobile loans	6.42%	6.34%	6.10%
Credit card	9.31%	10.03%	12.26%
Other consumer loans and leases	5.51%	5.23%	4.70%

Total loans and leases	6.70%	6.99%	7.03%
Taxable securities	5.29%	5.00%	4.57%
Tax exempt securities	7.20%	7.17%	7.30%
Other short-term investments	4.67%	5.35%	5.56%

Total interest-earning assets	6.52%	6.74%	6.58%
Interest-bearing liabilities:
Interest checking	1.91%	2.14%	2.41%
Savings	2.69%	3.15%	3.24%
Money market	3.80%	4.35%	4.40%
Foreign office	3.74%	4.33%	4.22%
Other time	4.53%	4.61%	4.46%
Certificates - $100,000 and over	4.88%	5.11%	5.15%
Other foreign office	4.57%	5.12%	5.33%
Federal funds purchased	4.55%	5.15%	5.31%
Other short-term borrowings	4.19%	4.50%	4.61%
Long-term debt	5.36%	5.47%	5.70%

Total interest-bearing liabilities	3.78%	4.04%	4.17%
Ratios:
Net interest margin (taxable equivalent)	3.29%	3.34%	3.16%
Net interest rate spread (taxable equivalent)	2.74%	2.70%	2.41%
Interest-bearing liabilities to interest-earning assets	85.58%	84.17%	82.08%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	December 2007	December 2006	Yr/Yr
Assets
Interest-earning assets:
Commercial loans	$22,351	$20,504	9%
Commercial mortgage loans	11,078	9,797	13%
Commercial construction loans	5,661	6,015	(6%)
Commercial leases	3,683	3,730	(1%)
Residential mortgage loans	10,489	9,574	10%
Home equity	11,887	12,070	(2%)
Automobile loans	10,704	9,570	12%
Credit card	1,276	838	52%
Other consumer loans and leases	1,219	1,395	(13%)
Taxable securities	11,131	20,306	(45%)
Tax exempt securities	499	604	(17%)
Other short-term investments	364	378	(4%)

Total interest-earning assets	90,342	94,781	(5%)
Cash and due from banks	2,315	2,495	(7%)
Other assets	10,613	8,713	22%
Allowance for loan and lease losses	(793)	(751)	6%

Total assets	$102,477	$105,238	(3%)

Liabilities
Interest-bearing liabilities:
Interest checking	$14,820	$16,650	(11%)
Savings	14,836	12,189	22%
Money market	6,308	6,366	(1%)
Foreign office	1,762	732	141%
Other time	10,778	10,500	3%
Certificates - $100,000 and over	6,466	5,795	12%
Other foreign office	1,393	2,979	(53%)
Federal funds purchased	3,646	4,148	(12%)
Other short-term borrowings	3,244	4,522	(28%)
Long-term debt	12,505	14,247	(12%)

Total interest-bearing liabilities	75,758	78,128	(3%)
Demand deposits	13,261	13,741	(3%)
Other liabilities	3,875	3,558	9%

Total liabilities	92,894	95,427	(3%)
Shareholders' equity	9,583	9,811	(2%)

Total liabilities and shareholders' equity	$102,477	$105,238	(3%)

Yield Analysis
Interest-earning assets:
Commercial loans	7.33%	7.21%
Commercial mortgage loans	7.23%	7.15%
Commercial construction loans	7.44%	7.64%
Commercial leases	4.29%	4.97%
Residential mortgage loans	6.13%	5.94%
Home equity	7.54%	7.45%
Automobile loans	6.30%	5.77%
Credit card	10.39%	11.84%
Other consumer loans and leases	5.29%	4.87%

Total loans and leases	6.93%	6.82%
Taxable securities	5.08%	4.45%
Tax exempt securities	7.29%	7.38%
Other short-term investments	5.33%	5.52%

Total interest-earning assets	6.70%	6.31%
Interest-bearing liabilities:
Interest checking	2.14%	2.39%
Savings	3.07%	2.98%
Money market	4.26%	4.10%
Foreign office	4.15%	3.93%
Other time	4.59%	4.12%
Certificates - $100,000 and over	5.07%	4.80%
Other foreign office	4.91%	4.97%
Federal funds purchased	5.04%	5.02%
Other short-term borrowings	4.32%	4.28%
Long-term debt	5.50%	5.40%

Total interest-bearing liabilities	3.98%	3.94%
Ratios:
Net interest margin (taxable equivalent)	3.36%	3.06%
Net interest rate spread (taxable equivalent)	2.72%	2.37%
Interest-bearing liabilities to interest-earning assets	83.86%	82.43%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	For the Three Months Ended
	December 2007	September 2007	June 2007	March 2007	December 2006
Assets
Interest-earning assets:
Commercial loans	$24,526	$22,345	$21,587	$20,908	$21,228
Commercial mortgage loans	11,588	11,117	11,030	10,566	9,929
Commercial construction loans	5,544	5,499	5,595	6,014	6,099
Commercial leases	3,692	3,700	3,678	3,661	3,762
Residential mortgage loans	11,181	10,396	10,201	10,166	10,038
Home equity	11,843	11,752	11,886	12,072	12,225
Automobile loans	11,158	10,865	10,552	10,230	9,834
Credit card	1,461	1,366	1,248	1,021	915
Other consumer loans and leases	1,178	1,204	1,271	1,223	1,232
Taxable securities	11,360	11,180	11,030	10,951	16,685
Tax exempt securities	464	490	508	534	568
Other short-term investments	628	459	173	188	1,009

Total interest-earning assets	94,623	90,373	88,759	87,534	93,524
Cash and due from banks	2,479	2,228	2,265	2,287	2,398
Other assets	11,445	10,330	10,524	10,140	9,440
Allowance for loan and lease losses	(819)	(800)	(781)	(769)	(760)

Total assets	$107,728	$102,131	$100,767	$99,192	$104,602

Liabilities
Interest-bearing liabilities:
Interest checking	$14,394	$14,334	$15,061	$15,509	$15,744
Savings	15,616	15,390	14,620	13,689	12,812
Money market	6,363	6,247	6,244	6,377	6,572
Foreign office	2,249	1,808	1,637	1,343	1,047
Other time	11,011	10,290	10,780	11,037	10,991
Certificates - $100,000 and over	6,613	6,062	6,511	6,682	6,750
Other foreign office	2,464	1,981	732	364	1,711
Federal funds purchased	4,189	4,322	3,540	2,505	3,615
Other short-term borrowings	4,890	3,285	2,372	2,400	4,468
Long-term debt	13,188	12,351	12,238	12,242	13,059

Total interest-bearing liabilities	80,977	76,070	73,735	72,148	76,769
Demand deposits	13,345	13,143	13,370	13,185	13,882
Other liabilities	3,959	3,594	4,063	3,889	3,801

Total liabilities	98,281	92,807	91,168	89,222	94,452
Shareholders’ equity	9,447	9,324	9,599	9,970	10,150

Total liabilities and shareholders’ equity	$107,728	$102,131	$100,767	$99,192	$104,602

Yield Analysis
Interest-earning assets:
Commercial loans	6.99%	7.45%	7.45%	7.50%	7.46%
Commercial mortgage loans	7.00%	7.31%	7.30%	7.31%	7.34%
Commercial construction loans	6.75%	7.55%	7.69%	7.74%	7.82%
Commercial leases	4.26%	4.23%	4.32%	4.34%	4.88%
Residential mortgage loans	6.10%	6.12%	6.12%	6.17%	6.04%
Home equity	7.20%	7.63%	7.66%	7.69%	7.71%
Automobile loans	6.42%	6.34%	6.26%	6.18%	6.10%
Credit card	9.31%	10.03%	10.62%	12.17%	12.26%
Other consumer loans and leases	5.51%	5.23%	5.41%	5.03%	4.70%

Total loans and leases	6.70%	6.99%	7.01%	7.04%	7.03%
Taxable securities	5.29%	5.00%	4.98%	5.06%	4.57%
Tax exempt securities	7.20%	7.17%	7.38%	7.40%	7.30%
Other short-term investments	4.67%	5.35%	6.08%	6.82%	5.56%

Total interest-earning assets	6.52%	6.74%	6.76%	6.79%	6.58%
Interest-bearing liabilities:
Interest checking	1.91%	2.14%	2.21%	2.31%	2.41%
Savings	2.69%	3.15%	3.23%	3.27%	3.24%
Money market	3.80%	4.35%	4.44%	4.46%	4.40%
Foreign office	3.74%	4.33%	4.38%	4.32%	4.22%
Other time	4.53%	4.61%	4.63%	4.59%	4.46%
Certificates - $100,000 and over	4.88%	5.11%	5.12%	5.17%	5.15%
Other foreign office	4.57%	5.12%	5.31%	5.31%	5.33%
Federal funds purchased	4.55%	5.15%	5.31%	5.30%	5.31%
Other short-term borrowings	4.19%	4.50%	4.31%	4.37%	4.61%
Long-term debt	5.36%	5.47%	5.65%	5.54%	5.70%

Total interest-bearing liabilities	3.78%	4.04%	4.08%	4.07%	4.17%
Ratios:
Net interest margin (taxable equivalent)	3.29%	3.34%	3.37%	3.44%	3.16%
Net interest rate spread (taxable equivalent)	2.74%	2.70%	2.68%	2.72%	2.41%
Interest-bearing liabilities to interest-earning assets	85.58%	84.17%	83.07%	82.42%	82.08%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	December 2007	September 2007	June 2007	March 2007	December 2006
Average Loans and Leases
Commercial:
Commercial loans	$23,650	$22,183	$21,584	$20,908	$21,217
Commercial mortgage loans	11,497	11,041	11,008	10,566	9,929
Commercial construction loans	5,544	5,499	5,595	6,014	6,099
Commercial leases	3,692	3,698	3,673	3,658	3,760

Subtotal - commercial	44,383	42,421	41,860	41,146	41,005
Consumer:
Residential mortgage loans	9,943	8,765	8,490	8,830	8,886
Home equity	11,843	11,752	11,881	12,062	12,224
Automobile loans	9,445	10,853	10,552	10,230	9,834
Credit card	1,461	1,366	1,248	1,021	915
Other consumer loans and leases	1,099	1,138	1,174	1,127	1,168
Subtotal - consumer	33,791	33,874	33,345	33,270	33,027

Total average loans and leases (excluding held for sale)	$78,174	$76,295	$75,205	$74,416	$74,032

Average loans held for sale	3,998	1,950	1,843	1,445	1,229
End of Period Loans and Leases
Commercial:
Commercial loans	$24,813	$22,649	$22,152	$21,479	$20,831
Commercial mortgage loans	11,862	11,090	11,044	10,906	10,405
Commercial construction loans	5,561	5,463	5,469	5,688	6,168
Commercial leases	3,737	3,710	3,697	3,687	3,841

Subtotal - commercial	45,973	42,912	42,362	41,760	41,245
Consumer:
Residential mortgage loans	10,540	9,057	8,477	8,484	8,830
Home equity	11,874	11,737	11,780	11,926	12,153
Automobile loans	9,201	10,006	10,714	10,400	10,028
Credit card	1,591	1,460	1,263	1,111	1,004
Other consumer loans and leases	1,074	1,082	1,113	1,140	1,093

Subtotal - consumer	34,280	33,342	33,347	33,061	33,108

Total portfolio loans and leases	$80,253	$76,254	$75,709	$74,821	$74,353

Loans held for sale	4,329	2,761	1,708	1,382	1,150
Operating lease equipment	353	283	209	212	202
Loans and Leases Serviced for Others (a):
Commercial loans	3,441	3,481	3,862	3,951	3,936
Commercial mortgage loans	260	203	202	621	770
Commercial construction loans	231	211	171	184	175
Commercial leases	179	174	218	247	260
Residential mortgage loans	34,475	33,109	31,538	30,253	28,688
Home equity	289	304	326	348	374
Automobile loans	—	—	88	115	146
Credit card	20	21	112	21	23
Other consumer loans and leases	17	17	8	11	—

Total loans and leases serviced for others	38,912	37,520	36,525	35,751	34,372

Total loans and leases serviced	$123,847	$116,818	$114,151	$112,166	$110,077

(a)	Fifth Third sells certain loans and leases and retains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	December 2007	September 2007	As of June 2007	March 2007	December 2006
Tier I capital:
Shareholders' equity	$9,183	$9,293	$9,191	$9,804	$10,022
Goodwill and certain other intangibles	(2,587)	(2,299)	(2,318)	(2,328)	(2,336)
Unrealized (gains) losses	118	196	294	162	176
Qualifying trust preferred securities	2,303	1,390	815	815	165
Other	(86)	621	634	600	598

Total tier I capital	$8,931	$9,201	$8,616	$9,053	$8,625

Total risk-based capital:
Tier I capital	$8,931	$9,201	$8,616	$9,053	$8,625
Qualifying allowance for credit losses	1,051	926	901	885	867
Qualifying subordinated notes	1,758	1,697	1,646	1,696	1,893

Total risk-based capital	$11,740	$11,824	$11,163	$11,634	$11,385

Risk-weighted assets	$115,775	$108,754	$105,950	$103,937	$102,823
Ratios:
Average shareholders' equity to average assets	8.77%	9.13%	9.53%	10.05%	9.70%
Regulatory capital:
Tier I capital	7.71%	8.46%	8.13%	8.71%	8.39%
Total risk-based capital	10.14%	10.87%	10.54%	11.19%	11.07%
Tier I leverage	8.51%	9.23%	8.76%	9.36%	8.44%

(a)	Current period regulatory capital data and ratios are estimated

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	December 2007	September 2007	June 2007	March 2007	December 2006
Average loans and leases (excluding held for sale):
Commercial loans	$23,650	$22,183	$21,584	$20,908	$21,217
Commercial mortgage loans	11,497	11,041	11,008	10,566	9,929
Commercial construction loans	5,544	5,499	5,595	6,014	6,099
Commercial leases	3,692	3,698	3,673	3,658	3,761
Residential mortgage loans	9,943	8,765	8,490	8,830	8,886
Home equity	11,843	11,752	11,881	12,062	12,224
Automobile loans	9,445	10,853	10,552	10,230	9,834
Credit card	1,461	1,366	1,248	1,021	915
Other consumer loans and leases	1,099	1,138	1,174	1,127	1,167

Total average loans and leases (excluding held for sale)	$78,174	$76,295	$75,205	$74,416	$74,032

Losses charged off:
Commercial loans	($50)	($24)	($29)	($19)	($37)
Commercial mortgage loans	(16)	(8)	(16)	(7)	(11)
Commercial construction loans	(12)	(5)	(7)	(6)	(3)
Commercial leases	—	—	—	(1)	(1)
Residential mortgage loans	(18)	(9)	(9)	(7)	(8)
Home equity	(35)	(29)	(22)	(19)	(16)
Automobile loans	(37)	(32)	(24)	(25)	(25)
Credit card	(17)	(14)	(12)	(11)	(11)
Other consumer loans and leases	(8)	(6)	(5)	(4)	(6)

Total losses	(193)	(127)	(124)	(99)	(118)
Recoveries of losses previously charged off:
Commercial loans	2	1	5	4	8
Commercial mortgage loans	1	—	—	—	—
Commercial construction loans	—	—	—	—	—
Commercial leases	—	—	—	—	1
Residential mortgage loans	—	—	—	—	—
Home equity	3	2	2	2	2
Automobile loans	7	7	9	9	6
Credit card	2	1	2	3	1
Other consumer loans and leases	4	1	4	10	3

Total recoveries	19	12	22	28	21
Net losses charged off:
Commercial loans	(48)	(23)	(24)	(15)	(29)
Commercial mortgage loans	(15)	(8)	(16)	(7)	(11)
Commercial construction loans	(12)	(5)	(7)	(6)	(3)
Commercial leases	—	—	—	(1)	—
Residential mortgage loans	(18)	(9)	(9)	(7)	(8)
Home equity	(32)	(27)	(20)	(17)	(14)
Automobile loans	(30)	(25)	(15)	(16)	(19)
Credit card	(15)	(13)	(10)	(8)	(10)
Other consumer loans and leases	(4)	(5)	(1)	6	(3)

Total net losses charged off	($174)	($115)	($102)	($71)	($97)

Net charge-off Ratios:
Commercial loans	0.80%	0.41%	0.44%	0.29%	0.54%
Commercial mortgage loans	0.52%	0.26%	0.56%	0.26%	0.41%
Commercial construction loans	0.83%	0.35%	0.48%	0.37%	0.20%
Commercial leases	(0.01%)	(0.01%)	0.02%	0.03%	0.09%
Residential mortgage loans	0.72%	0.41%	0.43%	0.32%	0.31%
Home equity	1.10%	0.94%	0.66%	0.56%	0.46%
Automobile loans	1.27%	0.91%	0.58%	0.61%	0.76%
Credit card	3.91%	3.59%	3.28%	3.28%	4.07%
Other consumer loans and leases	1.86%	1.99%	0.78%	(1.36%)	1.37%

Total net charge-off ratio	0.89%	0.60%	0.55%	0.39%	0.52%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	December 2007	September 2007	June 2007	March 2007	December 2006
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$827	$803	$784	$771	$761
Total net losses charged off	(174)	(115)	(102)	(71)	(97)
Provision for loan and lease losses	284	139	121	84	107

Allowance for loan and lease losses, ending	$937	$827	$803	$784	$771
Reserve for unfunded commitments, beginning	$79	$77	$79	$76	$76
Provision for unfunded commitments	13	2	(2)	3	—
Acquisitions	3	—	—	—	—

Reserve for unfunded commitments, ending	$95	$79	$77	$79	$76

Components of allowance for credit losses:
Allowance for loan and lease losses	$937	$827	$803	$784	$771
Reserve for unfunded commitments	95	79	77	79	76

Total allowance for credit losses	$1,032	$906	$880	$863	$847

Nonperforming Assets and Delinquent Loans
Nonaccrual loans and leases (a)	$893	$569	$406	$390	$352
Renegotiated loans and leases	—	—	—	—	—
Other assets, including other real estate owned	171	137	122	104	103

Total nonperforming assets	$1,064	$706	$528	$494	$455

Ninety days past due loans and leases (a)	$491	$360	$302	$243	$210

Ratios
Net losses charged off as a percent of average loans and leases	0.89%	0.60%	0.55%	0.39%	0.52%
Allowance for loan and lease losses as a percent of loans and leases	1.17%	1.08%	1.06%	1.05%	1.04%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	1.32%	0.92%	0.70%	0.66%	0.61%

(a)	Nonaccrual includes $115 million and Ninety Days Past Due includes $157 million of residential mortgage loans as of December 31, 2007.